UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 12/21/2010

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33448

Delaware	20-1450327
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

(Address of principal executive offices, including zip code)

415-835-8900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Richard P. Buckanavage has joined Harvest Capital Strategies LLC (“Harvest”), the asset management subsidiary of JMP Group Inc. (the “Registrant”), as a managing director. Mr. Buckanavage, who was previously chief executive officer of publicly traded Patriot Capital Funding, Inc. (“Patriot Capital”), will oversee the formation of an investment company focused on providing structured credit to lower middle-market corporate clients. Harvest has submitted an application to the United States Small Business Administration, or SBA, for a license to operate a Small Business Investment Company, or SBIC, and, subject to the receipt of the license, anticipates that it will commence investment operations at some time during the first half of 2011. Additionally, Ryan T. Magee, another former employee of Patriot Capital, joins Harvest as a director.

“We are excited about partnering with industry veteran Rich Buckanavage and his team to establish a dedicated provider of longer-term capital to smaller middle-market companies,” said Joseph A. Jolson, the Registrant’s chairman and chief executive officer. “By leveraging the existing infrastructure at JMP Credit Advisors, which currently manages over $750 million of middle market corporate credits in two CLOs, we hope to hit the ground running to provide much-needed capital to well-managed, small businesses in the United States—a niche that has been materially underserved since the financial meltdown in 2008.”

“Ryan and I are proud to join Harvest Capital Strategies, an increasingly diversified alternative asset manager with an outstanding long-term track record,” said Mr. Buckanavage. “We believe that the lingering effects of the decimation of the credit market will benefit our investment efforts for the foreseeable future, as there has been a significant reduction in the number of capital providers and the amount of capital available for investment in the lower middle market.”

Mr. Buckanavage previously served as a director, president and chief executive officer of Patriot Capital, a publicly traded business development company, from its founding in 2003 until its sale to Prospect Capital Corporation in 2009. From 1999 through 2003, he held a variety of positions at GE Capital Corporation, most recently as managing director and head of debt capital markets, overseeing all U.S. debt syndication and private placement activities for the company’s middle-market global sponsor finance and commercial finance business units. From 1995 until 1999, Mr. Buckanavage was a senior vice president at Creditanstalt Corporate Finance, Inc. and a senior investment officer at Creditanstalt Small Business Investment Corporation, where he managed a portfolio of senior secured loans, subordinated debt investments and equity investments in excess of $1.2 billion. He previously held various portfolio management and business development roles in the leveraged finance groups at Bank of America, Fleet Bank and its predecessors.

Mr. Magee was formerly a vice president at Patriot Capital and its successor, Prospect Capital Corporation. At Patriot Capital, he was responsible for originating, structuring, underwriting and monitoring debt and equity investments, helping to manage a portfolio of more than 30 investments valued at nearly $300 million at the time of the sale of Patriot Capital in December 2009. He previously held a portfolio management role in GE Capital Corporation’s global sponsor finance unit.

The SBA’s SBIC program is designed to assist small businesses in need of growth capital. The SBA does not invest directly in such businesses but instead provides funding to qualified investment managers. SBICs are privately owned and managed investment funds, licensed and regulated by the SBA, that employ their own capital, in addition to money borrowed from and guaranteed by the SBA, in equity and debt investments.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP INC.

Date: December 22, 2010	By:	/s/ Raymond Jackson
Raymond Jackson
Chief Financial Officer